Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Partners

CarrAmerica Realty Operating Partnership, L.P.:

We consent to the use of our report dated March 26, 2004, with respect to the balance sheet of CarrAmerica Realty Operating Partnership, L.P. as of March 25, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/S/ KPMG LLP

Washington, DC

June 25, 2004